Exhibit 99.2
February 20, 2007
Press Release
SOURCE: Oil States International, Inc.
Oil States Announces Succession Plan
HOUSTON, Feb. 20 /PRNewswire-FirstCall/ — Oil States International, Inc. (NYSE: OIS — News), announced today that Douglas E. Swanson will retire as Chief Executive Officer of the Company, effective April 30, 2007. Mr. Swanson, who has been Chief Executive Officer of the Company since 2000, will remain a director of Oil States. Cindy B. Taylor, President and Chief Operating Officer, will succeed Mr. Swanson as Chief Executive Officer effective May 1, 2007. Additionally, L.E. Simmons, a founding director of the Company, has resigned effective February 16, 2007.
Mr. Swanson, 68, has stated that he will focus greater time on personal interests and his service on the boards of several public companies and charitable organizations. He said, “I have tremendous confidence in Cindy and the rest of the Oil States management team and feel that I am leaving the Company in very capable hands. I have enjoyed working with Oil States’ great management team and am excited about its future business prospects.”
Mrs. Taylor stated, “I have tremendously enjoyed working with Doug for the past fifteen years. He has led the Company in its significant growth since our IPO, and through his vision has positioned Oil States for a strong future. I look forward to his continued input and involvement on the board.”
Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments — Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International’s website at http://www.oilstatesintl.com .
The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein will be based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the “Business” section of the Form 10-K for the year ended December 31, 2005 filed by Oil States with the SEC on March 2, 2006.
Company Contact:
Bradley Dodson
Oil States International, Inc.
713-652-0582
SOURCE: Oil States International, Inc.